EXHIBIT 99.1

                   IMMUNOMEDICS NAMES BRIAN A. MARKISON TO
                              BOARD OF DIRECTORS

Morris Plains, NJ, October 12, 2004 - Immunomedics, Inc. (Nasdaq: IMMU) today announced that Brian A. Markison has been appointed to the Company's Board of Directors. Mr. Markison is the President and Chief Executive Officer, and a member of the Board of Directors, of King Pharmaceuticals, Inc. (NYSE: KG). Mr. Markison has a distinguished career of over 22 years in sales, marketing, strategic planning and general management, both domestically and internationally, in the pharmaceuticals industry.

Prior to joining King Pharmaceuticals, he was the President of Oncology, Virology and Oncology Therapeutics Network at Bristol-Myers Squibb, where he held a number of key leadership roles throughout his career. The Board of Directors will recommend the election of Mr. Markison in the 2004 proxy, which will be distributed at the end of October.

Mr. Markison stated: "I am excited about the prospects for Immunomedics, and hope to leverage my oncology and immunology experience to assist the Company with its strategy for growth." Dr. David M. Goldenberg, Chairman of the Board and founder of the Company, remarked: "We are delighted to have such an experienced and capable pharmaceutical executive join us. His commercial development and licensing experience are of particular value to us as we advance our therapeutic product candidates and seek partnering opportunities for their commercialization."

Immunomedics, Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of diagnostic imaging and therapeutic products for the detection and treatment of cancer and other serious diseases. Integral to these products are highly specific monoclonal antibodies and antibody fragments designed to deliver radioisotopes and chemotherapeutic agents to tumors and other sites of disease. Immunomedics has therapeutic product candidates in clinical development and has two marketed diagnostic imaging products. Our most advanced therapeutic product candidate is epratuzumab, for which certain Phase II clinical trials for the treatment of non-Hodgkin's lymphoma have already been completed.

This release, in addition to historical information, contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's Annual Report on Form 10-K for the year June 30, 2004. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. Company Contact: Chau Cheng, Associate Director, Investor Relations & Business Analysis, (973) 605-8200, extension 123. Visit the Company's web site at (http://www.immunomedics.com).